REFERENCE 3.2 Certificate of Amendment of Certificate of Incorporation

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
JAHB HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation
Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST The name of the corporation is JAHB Holdings, Inc.

SECOND The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Article "First" of the Certificate of Incorporation, relating to the name of the corporation is amended to read as follows:

"First: The name of the corporation is: Maxim Mortgage Corporation"

"Fourth: The corporation shall be authorized to issue 200,000,000 shares at $0.0001 Par Value and 5,000,000 Preferred Shares at $0.0001 Par Value."

THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 22nd day of October, 2001 A.D.

By: /s/ Joel Arberman
Name: Joel Arberman
Title: President